Exhibit (h.11)

Exhibit A

iShares Trust

Markit iBoxx® USD Liquid High Yield 0-5 Index

Markit iBoxx® USD Liquid High Yield ex-Oil and Gas Index

Markit iBoxx® USD Liquid High Yield High Beta Index

Markit iBoxx® USD Liquid High Yield Index

Markit iBoxx® USD Liquid High Yield Low Beta Index

Markit iBoxx® USD Liquid Investment Grade 0-5 Index

Markit iBoxx® USD Liquid Investment Grade Index

Markit iBoxx® USD Liquid Investment Grade Intermediate Index

Markit iBoxx® USD Liquid Investment Grade Long Index

iShares, Inc.

Markit iBoxx Global Developed Markets ex-US High Yield Index

Markit iBoxx Global Developed Markets High Yield Index